As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-128027

Registration No. 333-131769

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

(Registration No. 333-128027)

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

(Registration No. 333-131769)

UNDER

THE SECURITIES ACT OF 1933

INERGY HOLDINGS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-1792470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

(Address of Principal Executive Offices)

Inergy Holdings Employee Unit Purchase Plan

Inergy Holdings, L.P. Long Term Incentive Plan

(Full titles of plans)

Laura L. Ozenberger

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(Name and address of agent for service)

(816) 842-8181

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements of Inergy Holdings, L.P. (“Holdings”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-128027, registering 100,000 common units representing limited partner interests in Holdings (“Holdings common units”), under the Inergy Holdings Employee Unit Purchase Plan; and

•	Registration Statement No. 333-131769, registering 2,000,000 Holdings common units, under the Inergy Holdings, L.P. Long Term Incentive Plan, as Amended and Restated effective August 14, 2008.

On November 5, 2010, pursuant to the First Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 3, 2010 among Inergy, L.P. (“Inergy”), Inergy GP, LLC, Holdings, Inergy Holdings GP, LLC (“Holdings GP”), NRGP Limited Partner, LLC (“New NRGP LP”) and NRGP MS, LLC (“MergerCo”), MergerCo merged with and into Holdings (the “Merger”). In connection with and immediately following the consummation of the Merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings. Under the Merger Agreement, each outstanding Holdings common unit was converted into the right to receive 0.77 common units representing limited partner interests in Inergy.

As a result of the Merger, Holdings has terminated any and all offerings of its Holdings common units pursuant to the Registration Statements. Accordingly, Holdings hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by Holdings in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any Holdings common units that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Holdings common units registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 5, 2010.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC,
its General Partner

By:	/S/ R. BROOKS SHERMAN, JR.
Name:	R. Brooks Sherman, Jr.
Title:	Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following officers and directors of Inergy Holdings GP, LLC, as general partner of Inergy Holdings, L.P., the registrant, in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2010
John J. Sherman

/S/ R. BROOKS SHERMAN, JR.	Executive Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	November 5, 2010
R. Brooks Sherman, Jr.

*	Director	November 5, 2010
Warren H. Gfeller

*	Director	November 5, 2010
Arthur B. Krause

Director
Richard T. O’Brien

*By: /s/ R. BROOKS SHERMAN, JR.
R. Brooks Sherman, Jr.
Attorney-in-fact

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